Exhibit 10.21

FLAMEL TECHNOLOGIES

SOCIETE ANONYME AU CAPITAL DE 4 636 011 EUROS

Siege Social :

Parc Club du Moulin A Vent

33, avenue du Docteur Georges Lévy

69200 VENISSIEUX

R.C.S. LYON 379.001.530

RULES GOVERNING THE FREE SHARE PLAN

DECEMBER 2014

With respects to the applicable laws and regulations relating to free shares and under the authorization granted to the Board of Directors of Flamel Technologies (hereinafter the “Board”) by the Shareholders’ Meeting held on June 24, 2014, the Board, during its meeting held on December 11, 2014, has caused a plan for grant of free shares for the benefit of some members of the company’s staff and affiliated companies’ staff as well as their official company representatives, subject to certain terms and conditions as provided herein.

The present allocation rules reproduce the terms and conditions of the allocation decided by the Board and supplement the letter sent to each beneficiary designated by the Board.

Main characteristics of the grant of free shares

• Grant Date	Dec 11, 2014
• Continue employment Condition*	Dec 12, 2016 (1)
• Effective allocation date	Dec 12, 2018 (2)
• Earliest trading date	Dec 13, 2018

* provided that the allocation conditions are satisfied on the said date.

(1)	Effective allocation date for French tax resident beneficiaries
(2)	Non French tax resident beneficiaries

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I - DEFINITIONS AND LEGAL FRAMEWORK

1.1.	Definition

A plan for grant of free shares is a legal shareholder regime under which a company may offer, subject to certain conditions, to members of its staff or certain categories of such employees as well as staff of affiliated companies, the possibility of becoming the owner of a given number of shares to be created by FLAMEL TECHNOLOGIES. Executive officers (“mandataires sociaux”) of those companies are also eligible under this plan (Article L225-197-1 II of the Commercial Code).

1.2.	Legal framework

The grant of free shares by FLAMEL TECHNOLOGIES is governed by Articles L.225-197-1 to L.225-197-5 of the French Commercial Code, Articles 80 quaterdecies and 200 A of the General Tax Code, and Article L.242-1 of the Social Security Code.

II - CHARACTERISTICS OF THE FREE SHARE PLAN ON DECEMBER 2013

2.1.	Beneficiaries

The beneficiaries eligible for the 2013 free shares plan (hereinafter the “Beneficiaries”) were determined by the Board meeting held on December 11, 2014(hereinafter the “Grant Date”) from among the following:

•	Employees of FLAMEL TECHNOLOGIES or of any company which is directly or indirectly controlled by FLAMEL TECHNOLOGIES through at least a fifty ten (10%) ownership of the voting stock or similar (hereinafter “Employees”), and/or,

•	Executive officers of FLAMEL TECHNOLOGIES (hereinafter “Executive Officers”)

2.2.	Number of free shares granted

For each beneficiary, the Board determined the number of shares to be freely granted. The specific number is indicated in the notice letter sent to each beneficiary.

Since the grants are irrevocable, the specific number may not be modified during the Vesting Period (as defined in Article 2-4 below), except in the events listed in Article 2.9.

Further grant of free shares can only be made following a Board’s decision.

2.3.	Rights resulting from the grant

Rights resulting from the grant of free shares are non-transferable, but if the beneficiary dies during the Vesting Period, his inheritors may apply for allocation of the shares in the six months following the date of his death. After that time, the allocation right shall irrevocably lapse.

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2.4.	Vesting Period

The Vesting Period is the period at the end of which the Beneficiary definitely owns the shares.

For French tax resident beneficiaries at the time of the initial grant, the Vesting Period is a two-year period starting from the Grant Date and ending on December 12, 2016.

For non-French tax resident beneficiaries at the time of the initial grant, the Vesting Period is a four-year period starting from the Grant Date and ending on December 12, 2018.

2.5.	condition of continued employment

Allocations are conditional. Beneficiary shall become owner of the shares at the end of the Vesting Period, as defined in Article 2-4, provided that the Beneficiary is still on continued employment with, or an official company representative of, the Company and/or its affiliated companies, as the case may be, at the end of the two- year period starting on the Grant Date, i.e. on December 12, 2016.

Free shares rights granted to a Beneficiary who no longer satisfies the condition at the end of a two- year period from the Date of Grant i.e. December 12, 2016 shall lapse by right and without any formalities (except for the exceptions mentioned below).

So, except for the exceptions mentioned below, any Beneficiary who no longer satisfies the condition of continued employment on December 12, 2016 shall not claim any benefit from the initial grant, even in the event of later reinstatement into the Company for any reason.

It is specified that rights relative to free shares will lapse as follow:

•	Regarding lay-off and resignation, the day when the employee leaves the staff of the Company,

•	Regarding revocation of an Executive Officer, the day when the Board of Directors takes the decision, if the beneficiary attends the said meeting, or the day the beneficiary receives the notification if he has not attended the meeting,

•	Regarding non-renewal of the mandate of an Executive Officer, the day when his mandate expires.

Exceptions

As an exception, although no longer employed by the company at the end of a two-year period from the grant date, beneficiaries shall be entitled to retain their allocation right in the event of retirement, disability (2nd or 3rd category), redundancy for economic reasons or transfer of their employment agreements linked to transfer by the company of its operating business (“cession de fonds de commerce”), in whole or in part.

Notwithstanding the rules laid down above, the Board of Directors may decide, in certain circumstances, to make an exception to the aforementioned allocation condition and authorize a beneficiary to retain his rights on departure for reasons other than those covered by the exceptions mentioned above.

2.6.	Preservation of the beneficiaries’ interests

If the Company transmits its assets under merger during the acquisition period, its obligations to the beneficiaries shall be taken over by the absorbing company and the number of shares allocated shall be corrected in line with the exchange ratio.

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Moreover, a change of control of the Company during the Retention Period, that is, if a person comes to hold, alone or in concert, directly or indirectly, more than half of the Company’s capital or voting rights, could bring the possibility to sell shares without respect of the retention period.

2.7.	Date and procedures regarding definitive grant of shares

Shares allocated freely to Beneficiaries at the end of the Vesting Period will be new ordinary shares (common stock) to be issued by way of a capital increase by incorporation of reserves.

The Board will meet on the date of definitive grant of the free shares at the latest, in order to:

•	record the compliance with the continued employment condition for definitive grant as per Article 2.5,

•	record the capital increase related to the issue of the new shares allocated freely, paid-up by incorporation of reserves.

III - Rights oF New shareholders

3.1.	Rights related to granted shares

As of their definitive grant, the shares will bear dividend rights, thus entitling the holder to all dividends paid starting as of their definitive grant.

3.2.	Form and registration of the granted shares

The free shares definitely granted will be registered in a pure registered account (“nominatif pur”) by the company acting as custody account keeper. Each Beneficiary will receive a certificate of registration of shares.

Regarding French tax resident beneficiaries at Grant Date who shall retain the shares (as per the provisions of Article 3.3 below), the custody account keeper will make an entry in a special account stating the unavailability of the shares, and no request for modification of the said entry may be made before expiry of the Freeze Period.

Moreover, with respect to official company representatives, the custody account keeper will enforce the restrictions of rights to sell shares decided by the Board of Directors in accordance with article L.225-197-1 II of the Code de Commerce and stated in article 2-10 below.

3.3.	Retention Period

Regarding French tax resident beneficiaries at Grant Date, the free shares definitely granted may only be transferred or sold at the end of a two-year “Freeze Period” following the Vesting Period, i.e. on December 13, 2018.

Regarding non-French tax residents at Grant Date, free shares definitely granted may be disposed of freely on December 13, 2018, being the end of the acquisition period.

Hence the Beneficiary shall be entitled to dispose of the shares starting on December 13, 2018, subject to the conditions set forth in article 3.4.

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3.4.	Sale and disposal of shares

As long as the Beneficiary is still on continued employment with, or a corporate officer of the Company and/or its affiliated companies, sale and disposal of shares must comply with the Company’s Insider stock trading policy, and of which a copy was made available to the Beneficiaries.

Therefore, the shares may be transferred only under the following transaction windows:

•	For the first three quarters during which the quarterly earnings are released, the window is defined as the period beginning two trading days after publication of the quarterly earnings and ending on the fifth day prior to the end of the last month of each quarter (the transaction windows therefore having a duration of six to seven weeks).

•	For the quarter during which the annual earnings are released, the window is defined as the period beginning two business days after publication and ending on the fifth day preceding the end of the of the last month of the first quarter.

The transaction windows may be closed from time to time in the event that, in the opinion of the Chairman, Chief Executive Officer or Chief Financial Officer, there is confidential information making transfers of the shares undesirable.

In addition, and by application of articles L.225-197-1 II of the Commercial code, during all the term of office in which a beneficiary is an official company representative (“mandataire social”), he/she will be required to hold 50% of the shares that are definitively acquired.

IV - PLAN MANAGEMENT

The plan is managed, for the time being, by FLAMEL TECHNOLOGIES.

The Company reserves the right to assign the management to a third party. The beneficiaries will be informed in due time and individually of any modification.

Each beneficiary receives a copy of the present rules, and must return a signed copy to the Company with the following marked by hand “lu et approuvé” [read and approved].

V - RULES MODIFICATIONS

Any legislative or regulatory modifications affecting the present rules, retroactively or for the future, will automatically be binding on all beneficiaries of free shares.

Nevertheless, such modifications will be the object of an amendment that will need to be signed and returned to the company.

Return one signed copy containing the handwritten indication “lu et approuvé” [read and approved].

Beneficiaries Surname/ firstname

Fait à ________________________________

Le___________________________________

Signature

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